Exhibit 10.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-90827 (CML) (Jointly Administered)

NOTICE OF (I) COMMENCEMENT

OF PREPACKAGED CHAPTER 11 BANKRUPTCY CASES,

(II) HEARING ON THE FINAL APPROVAL OF THE DISCLOSURE

STATEMENT, CONFIRMATION OF THE JOINT PREPACKAGED

CHAPTER 11 PLAN, AND RELATED MATTERS, AND (III) OBJECTION

DEADLINES AND SUMMARY OF THE DEBTORS’ JOINT PREPACKAGED

CHAPTER 11 PLAN, AND (II) RELATED VOTING AND OBJECTION DEADLINES

NOTICE IS HEREBY GIVEN as follows:

On October 22, 2023 (the “Petition Date”), the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) the Joint Prepackaged Chapter 11 Plan of Reorganization of Akumin Inc. and Its Debtor Affiliates [Docket No. 21] (as amended, supplemented or otherwise modified from time to time, the “Prepackaged Plan”) and proposed Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Akumin Inc. and Its Debtor Affiliates [Docket No. 23] (as amended, supplemented, or otherwise modified from time to time, the “Disclosure Statement”) pursuant to sections 1125 and 1126(b) of title 11 of the United States Code (the “Bankruptcy Code”).2 Copies of the Prepackaged Plan and the Disclosure Statement may be obtained free of charge at https://dm.epiq11.com/Akumin or upon request of the Debtors’ proposed counsel at the address specified below. The Prepackaged Plan and Disclosure Statement are also on file with the Clerk of the Court, 515 Rusk Street, Houston, Texas 77002, where they are available for review between the hours of 8:00 a.m. to 5:00 p.m., prevailing Central Time. The Prepackaged Plan and the Disclosure Statement also are available for inspection, for a fee, at https://pacer.gov (account required).

The Debtors believe that any valid alternative to confirmation of the Prepackaged Plan would result in significant delays, litigation and additional costs, and, ultimately, would jeopardize recoveries for holders of allowed claims.

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin. The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

[2]	Capitalized terms otherwise undefined herein have the meanings ascribed to them in the Disclosure Statement or the Prepackaged Plan, as applicable.

Hearing on Confirmation of the Prepackaged Plan and Final Approval of the Adequacy of the Disclosure Statement

A hearing on confirmation of the Prepackaged Plan and final approval of the adequacy of the Disclosure Statement (the “Combined Hearing”) will be held before the Honorable Christopher M. Lopez, United States Bankruptcy Judge, in Courtroom 401 of the United States Bankruptcy Court, 515 Rusk Street Houston, Texas 77002, on November 29, 2023, at 1:00 p.m., prevailing Central Time, to consider final approval of the adequacy of the Disclosure Statement, any objections to the Disclosure Statement, confirmation of the Prepackaged Plan, any objections thereto, and any other matter that may properly come before the Bankruptcy Court.

PLEASE BE ADVISED: THE COMBINED HEARING MAY BE CONTINUED FROM TIME TO TIME BY THE COURT OR THE DEBTORS WITHOUT FURTHER NOTICE OTHER THAN BY SUCH ADJOURNMENT BEING ANNOUNCED IN OPEN COURT OR BY A NOTICE OF ADJOURNMENT FILED WITH THE COURT AND SERVED ON ALL PARTIES ENTITLED TO NOTICE.

Information Regarding the Prepackaged Plan

Voting Record Date. The voting record date was October 20, 2023 (the “Voting Record Date”), which is the date for determining which Holders of Claims in Classes 3, 4, 5, and 6 are entitled to vote on the Prepackaged Plan.

Voting Deadline. The deadline for voting on the Prepackaged Plan is November 15, 2023 at 5:00 p.m. prevailing Central Time (the “Voting Deadline”). If you received a Solicitation Package, including a Ballot, and intend to vote on the Prepackaged Plan, you must: (a) follow the instructions carefully; (b) complete all of the required information on the Ballot; and (c) execute and return your completed Ballot according to and as set forth in detail in the voting instructions so that the Ballot or a Master Ballot including your vote is actually received by the Debtors’ noticing and solicitation agent, Epiq Corporate Restructuring LLC (“Epiq” or the “Claims and Balloting Agent”), on or before the Voting Deadline. A failure to follow such instructions may disqualify your vote.

CRITICAL INFORMATION REGARDING OBJECTING TO THE PREPACKAGED PLAN

ARTICLE VIII OF THE PREPACKAGED PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS. THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PREPACKAGED PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.

ALL HOLDERS OF CLAIMS THAT DO NOT (X) ELECT TO OPT OUT OF THE RELEASES CONTAINED IN ARTICLE VIII.D OF THE PREPACKAGED. PLAN; OR (Y) TIMELY FILE WITH THE BANKRUPTCY COURT ON THE DOCKET OF THE CHAPTER 11 CASES AN OBJECTION TO THE RELEASES CONTAINED IN ARTICLE VIII.D OF THE PREPACKAGED PLAN THAT IS NOT RESOLVED BEFORE CONFIRMATION WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES.

Objection Deadline. The deadline for filing objections to final approval of the Disclosure Statement and/or confirmation of the Prepackaged Plan is November 22, 2023 at 5:00 p.m. prevailing Central Time (the “Objection Deadline”). All objections to the relief sought at the Combined Hearing must: (a) be in writing; (b) conform to the Federal Rules of Bankruptcy Procedure, the Bankruptcy Local Rules for the Southern District of Texas, and any orders of the Court; (c) state with particularity the legal and factual basis for the objection and, if practicable, a proposed modification to the Prepackaged Plan (or related materials) that would resolve such objection; and (d) be filed with the Court (contemporaneously with a proof of service) and served upon the following parties so as to be actually received on or before the Objection Deadline:

The Debtors
Jim Bienias, Chief Restructuring Officer Akumin, Inc., et al. 8300 W. Sunrise Boulevard Plantation, Florida 33322
Co-Counsel to the Debtors
Matthew D. Cavenaugh Jennifer F. Wertz Jackson Walker LLP 1401 McKinney Street, Suite 1900 Houston, TX 77010
Co-Counsel to the Debtors
Eric Lopez Schnabel Rachel P. Stoian Dorsey & Whitney LLP 51 West 52nd Street New York, NY 10019-6119
U.S. Trustee
Casey Roy Andrew Jimenez Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, TX 77002
Counsel to UMB Bank, National Association Corporate Trust
Ray Haniff UMB Bank, National Association Corporate Trust 100 William Street Suite 1850 New York, NY 10038

Counsel to PNC Bank, National Association
Thad Wilson Britney Baker King & Spalding LLP 1180 Peachtree Street, Suite 1600 Atlanta, GA 30309
Counsel to Stonepeak Magnet Holdings, LP
Anthony Grossi Jason Hufendick Sidley Austin, LLP 787 Seventh Avenue New York, NY 10022
Counsel to the Ad Hoc Noteholder Group
Michael S. Stamer Jason Rubin Akin Gump Strauss Hauer & Feld LLP 1 Bryant Park New York, NY 10036

UNLESS AN OBJECTION IS TIMELY FILED AND SERVED IN ACCORDANCE WITH THIS NOTICE IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

AS DESCRIBED BELOW, YOU ARE ADVISED TO CAREFULLY REVIEW AND CONSIDER THE PREPACKAGED PLAN, INCLUDING THE DISCHARGE, RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS, AS YOUR RIGHTS MIGHT BE AFFECTED.

ADDITIONAL INFORMATION

Obtaining Solicitation Materials. The materials in the Solicitation Package are intended to be self-explanatory. If you should have any questions or if you would like to obtain additional solicitation materials (or paper copies of solicitation materials if you received electronic access to the solicitation materials), free of charge, please feel free to contact the Debtors’ Claims and Balloting Agent, by: (a) writing to Akumin Ballot Processing, c/o Epiq, 10300 SW Allen Boulevard, Beaverton, OR 97005; (b) calling the Debtors’ restructuring hotline at (877) 589-9709 (toll-free within the United States or Canada) or +1 (503) 966-8627 (international); (c) emailing akumin@epiqglobal.com; or (d) visiting the Debtors’ restructuring website at https://dm.epiq11.com/Akumin. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: https://pacer.gov (account required). Please be advised that the Claims and Balloting Agent is authorized to answer any questions about, and provide additional copies of, solicitation materials, but may not advise you as to whether you should vote to accept or reject the Prepackaged Plan.

The Plan Supplement. The Debtors will file the Plan Supplement (as defined in the Prepackaged Plan) on or before November 15, 2023, and will serve notice on all Holders of Claims entitled to vote on the Prepackaged Plan, which will: (a) inform parties that the Debtors filed the Plan Supplement; (b) list the information contained in the Plan Supplement; and (c) explain how parties may obtain copies of the Plan Supplement.

Notice of the Assumption or Rejection of Executory Contracts. Under the terms of Article V of the Prepackaged Plan, on the Effective Date:

(1)

In the event of an Reorganization Transaction, on the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

(2)

In the event the Sale Transaction is to occur and be consummated on the Effective Date, on the Effective Date, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable or Post-Effective Date Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Assumed Executory Contracts and Unexpired Leases Schedule; (b) have been previously assumed by the Debtors pursuant to a Final Order; (c) are the subject of a motion to assume that Filed on or before the Confirmation Date; (d) are to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with any sale transaction, including the Sale Transaction; or (e) are a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan.

Summary of Prepackaged Plan Treatment

The following chart summarizes the treatment provided by the Prepackaged Plan to each class of Claims against or Interest in the Debtors and indicates the voting status of each class:

Class	Claim or Interest	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 3	Prepetition RCF Claims	Impaired	Entitled to Vote

Class 4	Prepetition 2025 Notes Claims	Impaired	Entitled to Vote

Class 5	Prepetition 2028 Notes Claims	Impaired	Entitled to Vote

Class 6	Prepetition Series A Note Claims	Impaired	Entitled to Vote

Class 7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 8	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 9	Existing Common Stock Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 10	Other Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject

Class 11	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

BINDING NATURE OF THE PLAN:

IF CONFIRMED, THE PREPACKAGED PLAN SHALL BIND ALL HOLDERS OF CLAIMS AND INTERESTS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WHETHER OR NOT SUCH HOLDER WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PREPACKAGED PLAN, HAS FILED A PROOF OF CLAIM IN THE CHAPTER 11 CASES OR FAILED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN OR VOTED TO REJECT THE PREPACKAGED PLAN.

Discharge, Injunctions, Exculpation, and Releases

Please be advised that Article VIII of the Prepackaged Plan contains certain discharge, release, exculpation, and injunction provisions as follows:

Relevant Definitions:

“Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; and (b) any statutory committees appointed in the chapter 11 cases and each of their respective members.

“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, stockholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) each Consenting Non-Debtor Hospital Partner Entity; (d) each Consenting Physician-Owned Entity; (e) the Prepetition Debt Facility Agents; (f) the Consenting Investor; (g) each Consenting Stakeholder; (h) the DIP Lender; (i) the DIP Agent; (j) each current and former Affiliate of each Entity in the foregoing clause (a) through (i); and (k) each Related Party of each Entity in clause (a) through (j); provided that any Holder of a Claim or Interest that affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan shall not be a “Released Party.”

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) each Consenting Non-Debtor Hospital Partner Entity; (d) each Consenting Physician-Owned Entity; (e) the Prepetition Debt Facility Agents; (f) the Consenting Investor; (g) each Consenting Stakeholder; (h) the DIP Lender; (i) the DIP Agent; (j) all Holders of Claims or Interests that vote to accept the Prepackaged Plan; (k) all Holders of Claims or Interests that are deemed to accept the Prepackaged Plan who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan; (l) all Holders of Claims or Interests that abstain from voting on the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Prepackaged Plan; (m) all holders of Claims or Interests that vote to reject the Prepackaged Plan or are deemed to reject the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status, as applicable, indicating that they opt not to grant the releases provided in the Prepackaged Plan; (n) each current and former Affiliate of each Entity in the foregoing clause (a) through (m); and (o) each Related Party of each Entity in clause (a) through (n).

Relevant Provisions:

Article VIII.A of the Prepackaged Plan provides for the discharge of Claims and Interests (the “Discharge”):

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Prepackaged Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or Post-Effective Date Debtors, as applicable), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Prepackaged Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

Article VIII.B of the Prepackaged Plan provides for the release of Liens against the Debtors (the “Release of Liens”):

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, the Purchase Agreement, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

Article VIII.C of the Prepackaged Plan provides for a release by the Debtors (the “Debtor Release”):

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent permitted by applicable Law, each Released Party is conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, the Reorganized Debtors, the Post Effective Date Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, but not, for the avoidance of doubt, any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

Article VIII.D of the Prepackaged Plan provides for a release by Releasing Parties (the “Third Party Release”):

Effective as of the Effective Date, to the fullest extent permissible under applicable Law, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim, Cause of Action, directly or derivatively, by, through, for, or because of a Releasing Party, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, Post-Effective Date Debtor, and each other Released Party from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring

Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of the Prepackaged Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to the Third-Party Release.

Article VIII.E of the Prepackaged Plan provides for the exculpation of Exculpated Parties (the Exculpation”):

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the DIP Facility, the DIP Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Prepackaged Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Reorganization Transaction, the Sale Transaction, the administration and implementation of the Prepackaged Plan, including the issuance of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan), except for claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties have, and upon Consummation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Prepackaged Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Plan or Plan Supplement, each of the 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or Person may commence or pursue a Claim or Cause of Action of any kind against any of the Exculpated Parties or the 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without this Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Exculpated Party or 1125(e) Exculpated Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Exculpation Party or 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

Article VIII.F of the Prepackaged Plan provides for a permanent injunction with respect to actions against the Released Parties and the Exculpated Parties (the “Injunction”):

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order,

all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend, or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

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Houston, Texas

October 24, 2023

/s/ Matthew D. Cavenaugh
JACKSON WALKER LLP	DORSEY & WHITNEY LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	Eric Lopez Schnabel (admitted pro hac vice)
Jennifer F. Wertz (TX Bar No. 24072822)	Rachel P. Stoian (admitted pro hac vice)
J. Machir Stull (TX Bar No. 24070697)	Michael Galen (admitted pro hac vice)
Victoria N. Argeroplos (TX Bar No. 24105799)	51 West 52nd Street
1401 McKinney Street, Suite 1900	New York, New York 10019-6119
Houston, Texas 77010	Telephone: (212) 415-9200
Telephone: (713) 752-4200	Facsimile: (212) 953-7201
Facsimile: (713) 752-4221	Email: schnabel.eric@dorsey.com
Email: mcavenaugh@jw.com	Email: stoian.rachel@dorsey.com
Email: jwertz@jw.com	Email: galen.michael@dorsey.com
Email: mstull@jw.com
Email: vargeroplos@jw.com	Proposed Co-Counsel to the Debtors
and Debtors-in-Possession
Proposed Co-Counsel to the Debtors
and Debtors-in-Possession

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